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                               EXHIBIT 10.65.3
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                                                                EXHIBIT 10.65.3



                                                                January 25, 1995
Mr. William J. McEntee, Jr.
McEntee Broadcasting, Inc.
2001 Palm Beach Lakes Blvd.
West Palm Beach, FL  33409

Dear Mr. McEntee:

Paxson Communications Corp. ("Buyer"), through an affiliated entity to be formed, hereby proposes to purchase all of the assets, including real property, tangible and intangible personal or mixed properties (the "Assets"), used or useful in the operation of Television Station WCEE-TV, Mt. Vernon, Illinois (the "Station") licensed to McEntee Broadcasting, Inc. ("Seller"), free and clear of all debts, liens, encumbrances or other liabilities, subject to the following terms and conditions:

1. At the closing (the "Closing") to be held on a date set by Buyer within ten (10) business days after the consent of the Federal Communications Commission ("FCC") to the transfer of the broadcast license for the Station (and any auxiliary licenses) has become a final order no longer subject to judicial or administrative review (subject to waiver of such final order requirement in the sole discretion of Buyer), Seller will sell the Assets to Buyer in accordance with the provisions of a definitive Asset Purchase Agreement as described in Paragraph 2 below (the "Purchase Agreement").

2. The Purchase Agreement shall, among other terms customary in transactions of this nature, include the following terms:

         (a) The purchase price for the Assets shall be paid in part by THREE MILLION TWO HUNDRED THOUSAND DOLLARS ($3,200,000) payable in cash at Closing.


         (b)     The Assets shall not include Seller's cash or cash
                 equivalents, books and records pertaining to corporate organization, employee pension and other benefit plans or collective bargaining agreements.
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         (c)     Buyer will agree to assume the following existing contracts of
                 Seller relating to the Station:

                 ASCAP, BMI, SESAC                     UPI News & Turner News each with a
                                                                30-day cancellation
                 Minolta Copy Lease                         Mt. Vernon Sales Office Lease
                 Mary Kell Bowers                         Texaco Pipeline Tower Space Lease
                   Transmitter Site Lease                 Consolidated Communications, Inc.
                                                                Tower Space Lease

                 Buyer will not assume any cash programming contracts whatsoever. Buyer will assume a negative advertising trade balance of $25,000.

         (d) The Purchase Price shall be subject to normal closing prorations.

         (e) The obligations of the parties to consummate the proposed transaction shall be subject to receipt of any required consents or authorizations and other conditions usual and customary in transactions of this nature.

         (f) Representations, warranties and covenants shall be set forth relating to the Assets that are usual and customary in transactions of this nature and which shall survive the Closing for eighteen (18) months.

         (g) Non-competition agreements shall be provided for, containing terms and conditions mutually agreed upon by the parties, including a restrictive covenant prohibiting Sellers from competing against Buyer in the business of radio or television broadcasting in any area served by the Station for a term of three (3) years, and 2% of the total consideration shall be attributable to the non-competition agreement.

         (h) Buyer or Seller may terminate the Purchase Agreement without penalty or liability (except in the event of a default of a party) if for any reason the Closing thereunder has not taken place by December 31, 1995. Notwithstanding any other provision in the Purchase Agreement, Buyer shall not be obligated to Close until the fourth quarter of 1995, at a time and place of its choosing.

         (i) Buyer shall not be obligated to consummate the Purchase Agreement if there is a material adverse change in the Station's tangible properties during the period from the date of the Purchase Agreement until Closing.

         (j) Seller shall pay all federal, state and local sales or transfer taxes arising from the conveyance of the Assets to Buyer.
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3.       Buyer shall deposit with First Union National Bank, the sum of THREE
         HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) upon execution of the Purchase Agreement, (the "Deposit") pursuant to an Escrow Deposit Agreement, among the parties. In the event that the Buyer wrongfully fails to close and Seller has fully complied with the terms of the Purchase Agreement, then only in that event Buyer shall forfeit the Deposit to Seller as liquidated damages and as the exclusive remedy of Seller against Buyer.

4. The parties shall in good faith endeavor to prepare and negotiate a Purchase Agreement acceptable to each party in its discretion, to be executed by Seller and a subsidiary of Buyer no later than February 28, 1995. If the Purchase Agreement is not executed by February 28, 1995, then the terms of this letter shall expire without any liability to either Seller or Buyer.

5. From the date of its execution of this letter until the sooner of (i) the execution of a Purchase Agreement or (ii) the termination of the obligations of the parties hereunder, Seller shall not seek, transfer, convey or otherwise dispose of, with or without consideration, any assets used or useful in or relating to the Station other than in the ordinary course of business.

6. Buyer shall be afforded, from and after the date hereof, reasonable opportunity to inspect the Stations and the books and records of the Seller. Until such a time as a Purchase Agreement may be executed which shall supersede this letter, this proposal is contingent upon and subject to proper confirmation and verification by Buyer of the financial and other information made available to Buyer by the Seller, review of further financial or other information relating to the purchase of the Assets and operation of the Station as may be requested by Buyer, and inspection of the assets and technical facilities of the Station, all to the satisfaction of Buyer in its sole discretion.

7. Buyer and Seller each agree that it will use its best efforts to keep confidential (except for disclosure requirements of federal or state securities laws and securities markets along with such disclosure to attorneys, bankers, underwriters investors, etc. as may be appropriate in the furtherance of this transaction) all information of a confidential nature obtained by it from the other (including the terms of this proposal and the identity of Buyer) in connection with the transactions contemplated by this letter, and in the event that such transactions are not consummated, will return to the other all documents and other materials obtained from the other in connection therewith.

8.       Buyer and Seller shall jointly prepare and determine the timing of, any press release, or other announcement to the public or the news media relating to the execution of this letter. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this letter without the prior
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         consent of each other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including federal or state securities laws and the regulations of securities markets) if it determines in good faith that it is appropriate to do so and gives prior notice to each other party hereto.

9. From the proceeds of the sale, Seller shall satisfy its obligations for a brokerage commission due and payable to Force Communications and shall hold Buyer harmless from any obligation thereunder.

10. Seller agrees that until February 28, 1995, or earlier if the parties mutually determine that they are unable to enter into the Purchase Agreement, it shall not offer or seek to offer, or entertain or discuss any offer, to sell the Station, nor shall it permit its owners to offer, to seek to offer, or entertain or discuss any offer to sell, any interest in the Station to third parties.

11. Except for paragraphs 4, 5, 6, 7, 8, 9, 10 and Paragraph 11 which shall be legally binding in accordance with their respective terms, neither this letter nor the acceptance hereof is intended to, and nor shall it create a binding legal obligation, and the understanding set forth herein is subject to the execution of the Purchase Agreement.

12. Buyer may assign its rights and obligations under this letter to an affiliated entity, upon which assignment Buyer's rights and obligations hereunder shall terminate. Such affiliated entity shall be the signatory to the Purchase Agreement.

13. This proposal shall expire at 5:00 P.M., Eastern Standard Time on January 27, 1995, unless earlier accepted by Seller. Acceptance by Seller shall be evidenced by the signature of the president of Seller on this Letter of Intent provided to Buyer prior to 5:00 P.M., January 27, 1995.


This letter may be signed in counterparts, all of which taken together shall constitute one instrument, and any of the parties hereto may execute this letter by signing any such counterpart. This letter shall become effective upon execution by all parties hereto.

Please indicate your acceptance of the terms and conditions of this proposal by signing in the space provided below.

Paxson Communications Corp.                   McEntee
Broadcasting, Inc.



By:  /s/ William L. Watson                    By:
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